Exhibit 99.1

For immediate release

April 6, 2004

Contact:

Joseph Fitzgerald

310-449-3660

MGM MANAGEMENT CONFIRMS PLANS TO RECOMMEND DIVIDEND DISTRIBUTION

LOS ANGELES — Metro-Goldwyn-Mayer Inc. confirmed today that its management intends to recommend to its Board of Directors that the board declare a one-time dividend of $8.00 per share. Management expects to make its recommendation after the Company has completed refinancing its credit facility, which is expected to occur by the end of April, 2004.

There is no assurance that the Board will authorize any action as recommended or otherwise.

About MGM

Metro-Goldwyn-Mayer Inc. (NYSE: MGM), through its Metro-Goldwyn-Mayer Studios Inc. subsidiary, is actively engaged in the worldwide production and distribution of motion pictures, television programming, home video, interactive media, music and licensed merchandise. The company owns the world’s largest library of modern films, comprised of about 4,000 titles. Operating units include MGM Pictures, United Artists, MGM Television Entertainment, MGM Networks, MGM Distribution Co., MGM Worldwide Television Distribution, MGM Home Entertainment, MGM On Stage, MGM Consumer Products, MGM Music, MGM Interactive and MGM Online. In addition, MGM has ownership interests in international television channels reaching more than 100 countries. For more information, visit www.mgm.com.

This news release contains forward-looking statements that are based upon the Company’s estimates and expectations concerning future events and are subject to certain risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements. These risks and uncertainties include, among other things, future competitive and market conditions, whether the Company’s products achieve customer acceptance, future business decisions, and other factors, including those described in the Company’s filings with the Securities and Exchange Commission, all of which are difficult or impossible to predict accurately and many of which are beyond the control of MGM. In light of the significant uncertainties inherent in the forward-looking information herein, the inclusion of such information should not be regarded as a representation by the Company or any other person that the Company’s objectives or plans will be realized. This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, any securities of the Company.